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                                                                    Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 23/Amendment No. 47 to Registration Statement Nos. 033-57320/811-06025 on Form N-6 of our report dated March 31, 2010, relating to the financial statements and financial highlights comprising each of the Investment Divisions of Metropolitan Life Separate Account UL appearing in the Prospectus, which is part of such Registration Statement, and our report dated March 26, 2010, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), appearing in the Statement of Additional Information, which is also part of such Registration Statement and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
April 16, 2010